EXHIBIT 99.1

   Media Contact: Kekst & Co.                        STILWELL
      Robert Siegfried (212-521-4832)              FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                     920 Main Street, 21st Floor
                                                    Kansas City, Missouri  64105

Investors Contact:                                              NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO

  Douglas E. Pittman (816-218-2415)     Release No. 2001-07    February 21, 2001
    Manager of Investor Relations


                                 {NEWS RELEASE}
                             STILWELL FINANCIAL INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM
                               FOR JANUS EMPLOYEES

                                    (Page 1)

Kansas City, Missouri

          Stilwell Financial Inc. ("Stilwell"; the "Company") (NYSE: SV) today announced a program to provide the employees of Janus Capital Corporation
("Janus") the opportunity to sell shares of Janus common stock. The program helps to strengthen the underlying purpose and long term value of the Janus equity plans by responding to the liquidity restraints inherent in minority owned stock of a private company. In addition, the repurchased stock will be available for use by Janus and Stilwell to broaden the employee ownership of Janus and to attract and retain investment and other management talent.

         Janus plans to offer to purchase from employees (other than Thomas H. Bailey, Janus's Chairman, Chief Executive Officer and President) up to 50% of their eligible shares of Janus common stock. If all eligible shares were purchased under this offer, Janus would acquire approximately 143,000 shares of its common stock for approximately $145 million. The shares would then be available for Janus to utilize in connection with its Long Term Incentive Plan. Janus expects to fund these repurchases with operating cash flow.

         In addition, Stilwell expects to purchase approximately 197,000 shares of Janus common stock, representing approximately 2% of Janus stock currently outstanding, for an estimated $200 million. Approximately 158,900 of these shares were acquired by certain Janus employees in 1995 when Janus stock ownership was first extended to a broader group of key management employees other than Mr. Bailey. The remainder of the shares have been held since 1984 or before. The shares will be purchased by Stilwell through the exercise of put rights, virtually eliminating all mandatory put rights to Stilwell except for those on remaining shares held by Mr. Bailey (after the previously announced purchase by Stilwell of 600,000 shares of Mr. Bailey's Janus stock expected to occur during March or April 2001).

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         Stilwell  currently has sufficient  resources (cash and existing credit facilities) to complete the purchase of Mr. Bailey's shares and the shares to be purchased by Stilwell from the other minority stockholders. Exclusive of amortization associated with goodwill, the Company expects that its earnings per share will be positively affected by these various transactions. However, Stilwell also is considering alternative financing methods.

         Landon H. Rowland, Stilwell's Chairman, President and Chief Executive Officer commented: "These additional shares of Janus stock will enhance our ability to recycle Janus stock to attract and retain investment management talent. We strongly believe the ability to offer the various Janus minority stockholders liquidity opportunities for their individual investment needs is a significant additive to the Janus long term equity plan. These transactions underscore our continuously evolving compensation programs and the flexibility of both Janus and Stilwell to help ensure that the Janus success story continues in the years to come."

         After completion of the Janus and Stilwell repurchase transactions, assuming that the maximum number of shares were purchased by Janus, Stilwell's ownership of Janus would increase to approximately 91.4%. Mr. Bailey would continue to own approximately 6.2% of Janus and other Janus employees would own the remaining 2.4% of the Janus common stock currently outstanding. In addition, each of the Janus employees participating in these transactions will continue to own other shares of Janus common stock and, consistent with Janus's goal of broadening corporate equity ownership, will be eligible to receive future grants of Janus stock in connection with Janus's Long Term Incentive Plan.

Other Matters

         As previously reported, Stilwell's assets under management as of January 31, 2001 were $276 billion, up from the $258 billion reported as of December 31, 2000. The increase during the month of January reflects net cash inflows and market appreciation.

         On February 2, 2001, Janus reported that it was eliminating 468 jobs from the company's operations unit, Janus Service Corporation, as a result of its aggressive use of technology to moderate costs. The job reduction did not affect Janus's investment team, which continues to recruit and add analysts to its staff. Based on initial computations, Stilwell expects Janus will record a non-recurring charge in first quarter 2001 related to severance benefits that will reduce Stilwell's diluted earnings per share by $0.02 to $0.03. The reduction in workforce, however, is expected to save expenses in the future and to contribute an annual increase of approximately $0.03 to $0.05 per diluted share.

         Stilwell is a diversified, global financial services company with operations through its subsidiaries and affiliates in North America, Europe and Asia. The primary entities comprising Stilwell are Janus Capital Corporation, an approximately 82.5% owned subsidiary; Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 86% of the regular limited liability company interests; Nelson Money Managers Plc, an 80% owned subsidiary; and DST Systems, Inc., an equity investment in which Stilwell holds an approximate 33% interest.

                               * * * * * * * * * *

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This press  release  includes  statements  concerning  potential  future  events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and filed by the Company with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                              ............. The End